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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Estimated average burden
                                         hours per response             0.5
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                      U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 of
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Elan International Services, Ltd.
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   (Last)               (First)              (Middle)

   102 St. James Court
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                        (Street)

   Flatts, Smiths Parish
   Bermuda FL04
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

 12/16/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker Trading Symbol

Spiros Development Corporation II, Inc. - SDCOZ and
Dura Pharmaceuticals, Inc. - DURA

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of
   Original (Month/Day/Year)



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
                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Units, each Unit               937,500 Units           D                     N/A
consisting of (i)
one share of callable
common stock, par
value $.001 per share,
of Spiros Development
Corporation II, Inc.,
a Delaware corporation,
and (ii) one warrant to
purchase one-fourth of
one share of common stock,
par value $.001 per share
of Dura Pharmaceuticals,
Inc., a Delaware
corporation
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                         (Over)
                (Print or Type Responses)

                                                                         Page 1
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FORM 3 (continued)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          of            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
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

Explanation of Responses:* Warrants included in the Units described on page 1.

ELAN INTERNATIONAL
  SERVICES, LTD.

/s/ Kevin Insley                 4/1/98
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Kevin Insley, Director            Date

** Intentional misstatement or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

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